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                                                                     Exhibit 8.1


                                  August 14, 2000



Prudential Securities Secured Financing Corporation
One New York Plaza
New York, New York 10292

         Re: Prudential Securities Secured Financing Corporation Statement on Form S-3 (No. 333-_____)
                  ---------------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Prudential Securities Secured Financing Corporation, a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes and Asset Backed Certificates (the "Notes" and "Certificates" and each, "Securities") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "Prospectus Supplement") to the Prospectus (the "Prospectus") included in the Registration Statement.

         We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes and Certificates, and in order to express our opinion hereinafter stated we have examined and relied upon the Registration Statement and, in each case, as filed with the Registration Statement, the forms of Pooling and Servicing Agreement, Trust Agreement, Sale and Servicing Agreement, Indenture, Notes and Certificates (the "Operative Documents"). Terms used herein without definition have the meanings given to such terms in the Registration Statement. We have also examined such statutes, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

         In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended, and administrative rulings, judicial decisions, regulations, and such other authorities as we have deemed appropriate, all as in effect as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

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August 14, 2000
Page 2

         We express no opinions as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

         Based upon and subject to the foregoing, we are of the opinion that the statements in the (1) Prospectus under the headings "Prospectus Summary--Tax Status" to the extent they relate to federal income tax matters and under the heading "Tax Considerations," and (2) in each of the prospectus supplements under the headings "Prospectus Supplement Summary--Federal Tax Considerations" and "Federal Tax Consequences" in each case, subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Notes and/or Certificates, under existing law and the assumptions stated therein.

         We also note that the Prospectus and the Operative Documents do not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may require modification in the context of an actual transaction.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                                        Very truly yours,


                                        /s/ Mayer, Brown & Platt
                                        -------------------------------------
                                        MAYER, BROWN & PLATT

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